Exhibit 10.11

SUPPLEMENTAL SECURITY AGREEMENT

(Copyrights)

THIS SUPPLEMENTAL SECURITY AGREEMENT (the “Supplemental Copyright Agreement”) is made and dated this 13th day of November, 2003 by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation (“Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the Lenders under (and as that term and capitalized terms not otherwise defined herein are defined in) that certain Second Amended and Restated Credit Agreement dated as of even date herewith by and among Company, the Parent, the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders from time to time party thereto (as amended, extended and replaced from time to time, the “Credit Agreement”).

RECITALS

A.            Pursuant to that certain Pledge and Security Agreement dated as of even date herewith between Company and the Administrative Agent  (the “Company Security Agreement”), Company has granted to the Administrative Agent a first priority perfected security interest in certain assets of Company, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, goodwill, licenses and other intellectual property owned by Company or used in Company’s business.

B.            The parties hereto desire to supplement the Company Security Agreement as it relates to certain of such intellectual property consisting generally of copyrights and to create hereby a document appropriate for recordation in the Copyright Office of the United States (the “Copyright Office”).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Confirmation of Grant of Security Interest.  The Company hereby confirms the grant of the security interest, pledge, assignment and mortgage set forth in the Company Security Agreement and acknowledges that the Company Collateral described therein includes, without limitation, all of the Company’s right, title and interest in the following (the “Copyright Collateral”):

(a)           All copyrights of the Company, whether now owned or hereafter acquired, including, without limitation, copyrights in the titles specifically described on Schedule I attached hereto, as the same may be amended or replaced from time to time with the consent of the Administrative Agent;

(b)           All now existing and hereafter arising registrations and applications for registration relating to any of the foregoing, all renewals and extensions thereof throughout the world in perpetuity, and all rights to make such applications and to renew and extend the same;

(c)           All now existing and hereafter arising rights and licenses to make, have made, use and/or sell any items disclosed and claimed by any of the foregoing;

(d)           All now existing and hereafter arising right (but not the obligation) to register claims under any state, federal or foreign copyright law or regulation;

(e)           All now existing and hereafter arising rights, claims and interests under licensing or other contracts pertaining to any of the foregoing;

(f)            All now existing and hereafter arising documents, instruments and agreements which reveal the name and address of sources of supply, distribution methods and all terms of purchase, rental, license or use and delivery for all materials, products and components used in connection with any of the foregoing;

(g)           All now existing and hereafter arising goodwill associated with any of the foregoing;

(h)           All now existing and hereafter arising right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of the Company or the Administrative Agent for past, present and future infringements of any of the foregoing;

(i)            All products and Proceeds of any of the foregoing.

Notwithstanding the foregoing, to the extent that granting the security interest contemplated hereby in any rights, property or assets of the Company that are subject to Liens permitted by the Credit Agreement or the other Loan Documents would violate or result in a breach by Company under, or confer upon any other party the right to terminate, the documents, instruments or agreements governing such Liens, so long as such documents, instruments, and agreements are in effect, the Copyright Collateral shall include only the rights of Company to receive moneys due and to become due, if any, under or pursuant to such contract or agreement.

2.             Additional Representation and Warranty and Covenant.  In addition to all representations and warranties, covenants and agreements set forth in the Company Security Agreement, the Company hereby:

(a)           Represents and warrants that Schedule I attached hereto sets forth an accurate and complete list of all copyrights owned by the Company which are registered with the Copyright Office; and

(b)           Agrees to promptly notify the Administrative Agent in writing of any additional copyright of which the Company becomes the owner and to amend Schedule I accordingly.

3.             No Present Assignment.  Neither the Company Security Agreement, this Supplemental Copyright Agreement nor any other document, instrument or agreement creates or is intended to create a present assignment of the Copyright Collateral.  Subject to the rights of the Administrative Agent under the Company Security Agreement and this Supplemental Copyright Agreement, it is the intention of the parties hereto that the Company continue to own the Copyright Collateral and that upon the indefeasible payment and performance in full of the Obligations, the rights of the Administrative Agent under the Company Security Agreement and this Supplemental Copyright Agreement in and to the Copyright Collateral shall be released and terminated.

4.             Relationship to Security Agreement.  The Copyright Collateral shall constitute Company Collateral for all purposes of the Company Security Agreement and the other Loan Documents and the Administrative Agent shall have all rights, powers and remedies with respect to the Copyright Collateral to the same extent as they have with respect to other Company Collateral.  Reference is hereby made to the Company Security Agreement, the terms and conditions of which are incorporated herein by this reference.

[Signature page following]

IN WITNESS WHEREOF, this Supplemental Copyright Agreement is executed as of the date first written above.

DOLLAR FINANCIAL GROUP, INC., a New York corporation

/s/ Donald Gayhardt
Donald Gayhardt, President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

/s/ Alex Y. Kim
Alex Y. Kim, Vice President

SCHEDULE 1
TO SUPPLEMENTAL SECURITY AGREEMENT

(COPYRIGHTS)

Title of Work	Registration Date	Registration Number
Dollar Financial Group worldwide web site	12/07/1999	TX-5-134-391